Exhibit 10.193

RESIGNATION AND MUTUAL RELEASE

1.	The undersigned, [__________] (the “Director”), hereby tenders his resignation as a director of Calypte Biomedical Corporation (the “Corporation”), such resignation to be effective immediately.

2.
For good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Director hereby releases and forever discharges the Corporation of and from all manner of actions, causes of actions, suits, debts, duties, monies, accounts, bonds, covenants, contracts, liens, claims and demands whatsoever which the Director now has, ever had or hereafter can, shall or may have or assert against the Corporation, except as expressly set forth in Clause 6 below, arising out of or in connection with any event occurring on or before the date hereof.

3.
For good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation, on behalf of itself and (to the maximum extent allowed by applicable law) all persons eligible to act on the Corporation’s behalf, hereby releases and forever discharges the Director of and from all manner of actions, causes of actions, suits, debts, duties, monies, accounts, bonds, covenants, contracts, liens, claims and demands whatsoever which the Corporation, or any person acting on the Corporation’s behalf, now has, ever had or hereafter can, shall or may have or assert against the Director, except as expressly set forth in Clause 6 below, arising out of or in connection with any event occurring on or before the date hereof.

4.
The Corporation will not take any action to terminate or decrease any indemnification rights provided to the Director under the Corporation’s certificate of incorporation or bylaws, or pursuant to the Indemnification Agreement by and between the Corporation and the Director dated [__________].

5.
The Corporation agrees either to (i) renew, on an annual basis, the Corporation’s current Executive and Organization Liability Insurance Policy with Illinois National Insurance Company (“Current Insurance Coverage”) or with any insurance agency with a financial strength rating of at least an A by A.M. Best Company at such time, so as to provide the Director with at least $5 million in insurance coverage, without otherwise reducing the scope of the Current Insurance Coverage, through September 9, 2015; provided, that, in the event the Corporation effects a “going private” transaction, the Corporation may purchase tail coverage for at least $5 million for a period of 5 years after the closing of such transaction; or (ii) amend the Current Insurance Coverage by endorsement with Illinois National Insurance Company or with any insurance agency with a financial strength rating of at least an A by A.M. Best Company at such time, so as to provide the Director with at least $5 million in insurance coverage, without otherwise reducing the scope of the Current Insurance Coverage, through September 9, 2015 with respect to any Wrongful Act (as such term is defined in the Current Insurance Coverage) occurring on or prior to the date hereof.

6.
Notwithstanding any other provision in this Resignation and Mutual Release, this Resignation and Mutual Release shall not relieve any party from liability for any future claims arising out of a breach of any of the terms of this Resignation and Mutual Release.  Notwithstanding any other provision in this Resignation and Mutual Release, to the extent either party shall breach any term of this Resignation and Mutual Release, the breaching party shall promptly indemnify and hold harmless the non-breaching party against all costs, charges, damages and expenses (including attorneys’ fees) incurred by such non-breaching party in connection therewith (including without limitation the enforcement of this Clause 6), upon the non-breaching party providing each invoice to the breaching party with respect to such costs, charges, damages and expenses.

7.
Without waiving any party's rights to monetary damages, the parties acknowledge that the breach of the obligations contained in this Resignation and Mutual Release would result in substantial but indeterminable harm to the non-breaching party, that the restraints and requirements imposed are reasonable, that there is no adequate remedy at law for a breach of such obligations, and therefore, that injunctive relief, specific performance or other equitable remedies are appropriate to enforce the obligations undertaken in this Resignation and Mutual Release without the necessity for the posting of any bond or other collateral.  The remedies set forth in this Clause 7 shall not, and shall not be construed as exclusive remedies, and any remedy provided for in this Resignation and Mutual Release shall be and shall be deemed to be a cumulative remedy.

8.
All notices and other communications given or made pursuant to this Resignation and Mutual Release shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent, if sent by confirmed facsimile, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery.  All communications shall be sent to the respective parties at their address as set forth below or to such facsimile number or address as subsequently modified by written notice given in accordance with this Clause 8:

(a) if to the Corporation:

Calypte Biomedical Corporation
16290 S.W. Upper Boones Ferry Road
Portland, Oregon 97224
Facsimile: (503) 726-2227
Attn: Chief Executive Officer

(b) if to the Director:

[ADDRESS TO BE PROVIDED]

9.
This Resignation and Mutual Release shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, executors, administrators, legal personal representatives, permitted successors and permitted assigns.  No party to this Resignation and Mutual Release may assign any of its rights and/or obligations hereunder without the written consent of the other party hereto.

10.	This Resignation and Mutual Release may not be amended orally, but only in a writing signed by the Director and the Corporation.

11.
The parties hereto covenant and agree to execute and deliver any and all additional writings, instruments and other documents and take such further actions as shall be reasonably required or requested to effectuate the terms and conditions of this Resignation and Mutual Release.

12.	Any provision of this Resignation and Mutual Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.
This Resignation and Mutual Release may be executed in one or more counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Resignation and Mutual Release by facsimile shall be effective as delivery of a manually executed counterpart hereof.

14.
This Resignation and Mutual Release shall be governed by the laws of the State of Delaware (without reference to the principles of conflicts of laws) and the federal laws of the United States of America applicable therein.  Each of the parties hereto undersigned irrevocably submits to the non-exclusive jurisdiction of the state or federal courts located in the State of Delaware with respect to any matter arising hereunder or related hereto.

[Signatures appear on the following page.]

IN WITNESS WHEREOF the undersigned have hereunto duly executed this Resignation and Mutual Release on September 10, 2009.

[Director]

CALYPTE BIOMEDICAL CORPORATION

By:
Name:
Title: